UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. _____)

Amplitude, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

03213A 10 4

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐     Rule 13d-1(b)

☐     Rule 13d-1(c)

☒     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 03213A 10 4	13 G	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 5,665,403 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 5,665,403 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,665,403 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.5% of Class A Common Stock (5.2% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and has shared voting and investment control over the shares owned by IVP XV and may be deemed to own beneficially the shares held by IVP XV. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV, and may be deemed to own beneficially the shares held by IVP XV.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 30,128 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 30,128 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,128 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% of Class A Common Stock (0.0% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV EF and has shared voting and investment control over the shares owned by IVP XV EF and may be deemed to own beneficially the shares held by IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,695,531 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6% of Class A Common Stock (5.2% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 49,672 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 49,672 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,745,203 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 32,974 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 32,974 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,728,505 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 94,206 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 94,206 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,789,737 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,909 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 25,909 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,721,440 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 9 of 17 Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 49,672 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 49,672 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,745,203 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 10 of 17 Pages

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 94,206 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 94,206 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,789,737 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 11 of 17 Pages

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,551 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 23,551 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,719,082 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP NO. 03213A 10 4	13 G	Page 12 of 17 Pages

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,551 shares
	6	SHARED VOTING POWER 5,695,531 shares (2)
	7	SOLE DISPOSITIVE POWER 23,551 shares
	8	SHARED DISPOSITIVE POWER 5,695,531 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,719,082 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.6% of Class A Common Stock (5.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 5,610,449 shares of Class A Common Stock and 54,954 shares of Class B Common Stock held by IVP XV; and (ii) 29,837 shares of Class A Common Stock and 291 shares of Class B Common Stock held by IVP XV EF. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class A Common Stock (“Class A Common Stock”), of Amplitude, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	Amplitude, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

201 Third Street, Suite 200

San Francisco, California 94103

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XV, L.P. (“IVP XV”)

2.	IVP XV Executive Fund, L.P. (“IVP XV EF”)

3.	Institutional Venture Management XV, LLC (“IVM XV”)

4.	Todd C. Chaffee (“Chaffee”)

5.	Norman A. Fogelsong (“Fogelsong”)

6.	Stephen J. Harrick (“Harrick”)

7.	J. Sanford Miller (“Miller”)

8.	Dennis B. Phelps (“Phelps”)

9.	Jules A. Maltz (“Maltz”)

10.	Somesh Dash (“Dash”)

11.	Eric Liaw (“Liaw”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XV	Delaware
IVP XV EF	Delaware
IVM XV	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America
Dash	United States of America
Liaw	United States of America

(d)	Title of Class of Securities: Class A Common Stock

(e)	CUSIP Number: 03213A 10 4

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Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2021:

Reporting Persons	Class B Common Stock Held Directly (1)	Class A Common Stock Held Directly (1)	Sole Voting/ Dispositive Power	Shared Voting/ Dispositive Power (2)	Beneficial Ownership	Percentage of Class A Common Stock (3)	Percentage of Total Common Stock (3)
IVP XV	54,954	5,610,449	0	5,695,531	5,695,531	10.6%	5.2%
IVP XV EF	291	29,837	0	5,695,531	5,695,531	10.6%	5.2%
IVM XV (2)	0	0	0	5,695,531	5,695,531	10.6%	5.2%
Chaffee (2)	0	49,672	49,672	5,695,531	5,745,203	10.7%	5.3%
Fogelsong (2)	0	32,974	32,974	5,695,531	5,728,505	10.6%	5.3%
Harrick (2)	0	94,206	94,206	5,695,531	5,789,737	10.7%	5.3%
Miller (2)	0	25,909	25,909	5,695,531	5,721,440	10.6%	5.3%
Phelps (2)	0	49,672	49,672	5,695,531	5,745,203	10.7%	5.3%
Maltz (2)	0	94,206	94,206	5,695,531	5,789,737	10.7%	5.3%
Dash (2)	0	23,551	23,551	5,695,531	5,719,082	10.6%	5.3%
Liaw (2)	0	23,551	23,551	5,695,531	5,719,082	10.6%	5.3%

(1)	Represents the number of shares of Class A Common Stock and Class B Common Stock as applicable, held directly.

(2)	IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.

(3)	The percentages are based on 53,879,646 shares of Class A Common Stock and 55,015,748 shares of Class B Common Stock reported to be outstanding as of November 3, 2021 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

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Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2022

INSTITUTIONAL VENTURE PARTNERS XV, L.P.

IVP XV EXECUTIVE FUND, L.P.

By: Institutional Venture Management XV, LLC

Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

Exhibit(s):

A:      Joint Filing Statement

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